Free Writing Prospectus (to Prospectus dated December 23, 2015, as Supplemented by the Prospectus Supplement dated May 3, 2017)
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208715

Become a Winery Owner

Join us as an Owner and help build a biodynamically farmed vineyard and winery near Dundee, Oregon.



Preferred Stock offered at $4.55 per share, 4.8% annual dividend ($1,592.50 min. investment).

To obtain more information regarding the winery and an investment, please visit **www.wvv.com/ownership** or call 503-588-9463.

Jim Bernau, Founder/Winegrower • Willamette Valley Vineyards
8800 Enchanted Way SE, Turner, OR 97392 • stock.offering@wvv.com